  Exhibit 99.1

Zoom Telephonics Appoints Jacquelyn Barry Hamilton as Full-Time CFO

Ms. Hamilton was previously “acting” CFO

Boston, MA, February 27, 2020 – Zoom Telephonics, Inc. (“Zoom” or “the Company”) (OTCQB: ZMTP), a leading producer of cable modems and other communication products, today announced that Zoom’s Board of Directors has appointed Jacquelyn Barry Hamilton full-time CFO following her initial role with the Company as “acting” CFO.

Ms. Hamilton joined the Company in January 2020 as a consultant. Prior to joining the Company, she served as Chief Financial Officer of Modo Labs, a mobile application development company, and Chief Financial Officer of Netcracker Technology, a subsidiary of NEC Corporation that delivers a software platform together with integration and managed services to telecommunications and cable companies globally. Ms. Hamilton also served as Chief Financial Officer of Intronis, a company that provides cloud-based data protection and recovery, and Chief Financial Officer, Technology Division of Monster Worldwide, a global public company providing a SaaS platform to match jobseekers with employers. Ms. Hamilton earned a BA in Finance from Simmons College and an MS in Finance from the Carroll School of Management at Boston College.

Ms. Hamilton commented: “I am thrilled to be a part of a great team here at Zoom. We have a bright future ahead of us and I intend to work closely with everyone as we continue to grow our business.”

Joe Wytanis, Zoom’s President & CEO, said, “Jackie has been a pleasure to work with since joining Zoom as acting CFO. Her extensive skills and experience as a technology industry CFO have been evident from day one and I’m excited to now have her as our full-time CFO.”

About Zoom Telephonics
Zoom Telephonics, Inc. designs, produces, markets, and supports cable modems and other communication products. The Company’s worldwide Motorola license agreement includes cable modems and gateways, local area network products including routers and MoCA Adapters, DSL modems and gateways, cellular modems and routers and sensors, and other Internet and network products. For more information about Zoom and its products, please visit www.zoom.net and www.motorolanetwork.com.

MOTOROLA and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC and are used under license.

Investor Relations Contact:
Jeremy Hellman, Vice-President
The Equity Group Inc.
Phone: 212-836-9626Email: jhellman@equityny.com